UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.
Commission File Number 000-53196
MOUNTAIN VALLEY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)
136 North Main Street
Cleveland, Georgia 30528
(706) 348-6822

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Common Stock, no par value

(Title of each class of securities covered by this Form)
Common Stock, no par value

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☑	Rule 12h-3(b)(1)(i)	☐
Rule 12g-4(a)(2)	☐	Rule 12h-3(b)(1)(ii)	☐
		Rule 12h-3(b)(2)(i)	☐
		Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐
     Approximate number of holders of record as of the certification or notice date: 234
     Pursuant to the requirements of the Securities Exchange Act of 1934, Mountain Valley Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 23, 2009	By:	/s/ Marc J. Greene
Marc J. Greene, CEO